This Prospectus Supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-87197



                             PROSPECTUS SUPPLEMENT

         This is a Supplement, dated February 16, 2001, to the Prospectus, dated October 4, 1999, and subsequent Prospectus Supplement dated September 15, 2000, with respect to the elimination of certain selling stockholders, namely, Citiventure 96 Partnership, L.P., Chancellor LGT Private Capital Offshore Partners II, L.P. and Chancellor LGT Private Capital III, L.P. (the "Chancellor Selling Stockholders"), and with respect to shares of common stock to be offered and sold by Deutsche Bank AG (the "DB Selling Stockholder"). In order to reflect the elimination of the Chancellor Selling Stockholders and the change in shares to be offered by the DB Selling Stockholder, the tabular information appearing on page 11 as it pertains to the Selling Stockholders is hereby supplemented as follows:

         The following table sets forth information with respect to the DB Selling Stockholder and the respective number of shares of common stock beneficially owned by the DB Selling Stockholder that may be offered pursuant to this Prospectus:

SELLING STOCKHOLDER                         NUMBER OF SHARES

Deutsche Bank AG                            1,207,693(1)*


The foregoing share amounts reflect the three-for-one stock split effected by the Company after the effective date of the Registration Statement, which incorporated the Prospectus.


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         1 Represents 1,207,693 shares of common stock issuable upon exercise of
Celgene warrants.

* The Chancellor Selling Stockholders no longer beneficially own any shares of common stock issuable upon exercise of Celgene warrants. In addition, since the last Prospectus Supplement filed on September 15, 2000, Deutsche Bank AG has exercised the warrant it previously held for an additional 350,000 shares of common stock and has sold such shares.